AGREEMENT, dated as of April 22, 1999 between Collins & Aikman
Corporation, a Delaware corporation (the "Company"), Collins & Aikman Products Co., a Delaware corporation ("Products"), and Thomas E. Evans (the "Executive").

      WHEREAS the Company desires to cause its subsidiary, Products, to employ the Executive and to enter into an agreement embodying the terms of such employment; and

        WHEREAS the Executive has accepted such employment and desires to enter into such agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

      1. TERM OF EMPLOYMENT. Subject to the terms and conditions of this Agreement, the Company hereby agrees to cause Products to employ, and Products agrees to employ, the Executive, and the Executive hereby accepts such employment, for a period commencing April 22, 1999 (the "Commencement Date"), and ending April 22, 2002; provided, however, that this Agreement will be automatically renewed and the term extended for additional one-year periods commencing on April 22, 2002 and on each anniversary date thereafter, unless Products or the Executive provides 90 days' prior written notice before the end of the initial term or any renewal term.


      2. DUTIES. During the term of this Agreement, the Executive shall be employed as Chief Executive Officer of the Company and shall perform such services for the Company and its subsidiaries as may be assigned to him from time to time by the Board of Directors of the Company. The Executive shall be a director of the Company and shall serve as Chairman of the Board of Directors of the Company, subject to the corporate actions required by the Restated Certificate of Incorporation and By-laws of the Company. The Executive shall devote his full time and attention to the affairs of the Company and his duties as Chief Executive Officer and Chairman of the Board.

When his employment hereunder terminates, the Executive shall resign from all positions he holds as a director of the Company and any subsidiary of the Company and as a member of any committee established by the Board of Directors of the Company or any such subsidiary.

      3.       SALARY, BONUSES, OPTIONS

      3.1 SALARY. Products shall pay the Executive a base salary at an annual rate of $700,000 during the term of his employment pursuant to this Agreement. The base salary may be increased in the sole discretion of the Compensation Board. As used herein, the term "Compensation Board" means the Board of Directors of the Company or one or more appropriate committees thereof, which to the extent of the matters within its jurisdiction may include a committee intended to preserve the deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)").

      3.2 ANNUAL BONUSES. The Executive shall be entitled to a bonus in the amount of $575,000 in respect of fiscal 1999 in lieu of participation in any bonus plan of the Company or any of its subsidiaries; provided, however, that the Compensation Board may, in its complete discretion, provide a greater bonus based upon performance. With respect to each fiscal year of the Company thereafter that the Executive is employed hereunder, the Executive shall participate in the bonus plan of the Company or Products established for that year generally for the Company's executive officers or a parallel plan established for purposes of preserving the deductibility of the Executive's compensation under Section 162(m). The Executive's target bonus with respect to each such fiscal year shall be 100% of his annual base salary and his maximum bonus with respect to each such fiscal year shall be 200% of his annual base salary. The Compensation Board shall have complete authority to determine goals and performance. The bonus plan in which the Executive participates subsequent to the 1999 fiscal year is intended to comply in all respects with the exemption for performance-based compensation under Section 162(m) including, without limitation, being subject to the approval of a majority of the Company's shareholders. Bonuses shall be paid in March following the fiscal year to which they relate.

      3.3 SIGNING BONUS. The Executive shall receive an $850,000 signing bonus (the "Signing Bonus"), payable as follows: $325,000 shall be payable promptly after the Commencement Date and $175,000 shall be payable, subject to Sections 3.5, 6.2(a) and 6.2(b), on each of the first three annual anniversaries of the Commencement Date; provided, however, that if the Executive's employment is terminated by the Company for Cause (as defined in Section 6.2(d)) or the Executive breaches this Agreement, the Executive's right to any unpaid portion of the Signing Bonus shall be forfeited.

      3.4      OPTIONS.

               (a) Effective on the Commencement Date, the Executive shall be granted options under the Company's 1994 Employee Stock Option Plan for 1,200,000 shares (subject to the last sentence of this paragraph (a)) which shall vest, subject to Sections 3.5, 6.2(a) and 6.2(b), to the extent of 1/3 on each of the first three annual anniversaries of the Commencement Date so long as with respect to each such vesting date, the employment of the Executive has not been terminated by the Executive without Good Reason (as defined in Section 6.1) or been terminated by Products for Cause prior to such date; provided, however, that such grant of options is conditional upon approval of the 1994 Employee Stock Option Plan by a majority of the Company's shareholders (the Company hereby agreeing to request such approval at the year 2000 annual meeting or at a special meeting called for such purpose in the event of a Change of Control prior to such year 2000 annual meeting). The options shall have an exercise price per share equal to the greater of (x) the closing price for the Company's Common Stock on the New York Stock Exchange on the date of grant and (y) the average closing price for the Company's Common Stock on the New York Stock Exchange over the last 30 trading days ending March 31, 1999. Any vested options shall be exercisable until the earlier of (i) 180 days after the termination of the Executive's employment with Products hereunder and (ii) the expiration of the options. Except as expressly modified hereby, all the terms of the 1994 Employee Stock Option Plan shall apply. If clause (x) applies, then the number of options shall be equal to 1,200,000, multiplied by the ratio of clause (x) to clause (y), rounded up to the nearest whole number.

                (b) Notwithstanding Section 3.4(a), Executive will be eligible to participate in any option grants generally made available to executives of the Company.

      3.5 CHANGE OF CONTROL. Upon a Change of Control (as defined herein), (i) any options granted to the Executive pursuant to Section 3.4 shall become 100% vested and immediately exercisable, subject to the shareholder approval referred to in Section 3.4, (ii) Section 3.6 shall become inapplicable, (iii) the Executive shall be immediately and fully vested in all benefits under the SRIP (as defined herein) and (iv) any unpaid portion of the Signing Bonus shall be paid immediately. For this purpose, a "Change of Control" shall have the same meaning as in the 1994 Employee Stock Option Plan except substituting "50%" for "80%" in each place it appears.

      3.6 LOCK-UP. Subject to Sections 3.5, 6.2(a) and 6.2(b), the Executive shall not in any three month period sell more than 60,000 shares of the Company's Common Stock or in any one-year period sell more than 180,000 shares of the Company's Common Stock, in each case whether acquired through the exercise of stock options or otherwise, without the prior approval of the Board of Directors of the Company.

      3.7 NO FIDUCIARY DUTY. The Company and its subsidiaries and affiliates and directors, officers and stockholders thereof shall not have any fiduciary duty to the Executive or incur any liability to the Executive on account of any action taken or omitted to be taken with respect to the business and operations of the Company and its subsidiaries and affiliates, notwithstanding the fact that such action or omission may adversely affect the amounts that the Executive may receive in respect of his compensation or otherwise.

      3.8 WITHHOLDING. The Executive agrees that Products may deduct and withhold from compensation payments the amounts Products in good faith believes are required to be deducted and withheld under the provisions of any statute, law, regulation or ordinance heretofore or hereafter enacted.

      3.9 COMPENSATION FOR SERVICES. The Executive's compensation under this Agreement shall be compensation for the Executive's services to the Company and its subsidiaries in all capacities and, except as expressly provided in this Agreement, the Executive shall not be entitled to any salary, bonus, severance, benefits, equity, perquisites or other compensation of any kind as a result of his services to the Company and its subsidiaries.

       4.      BENEFITS.

      4.1 SRIP. The Executive will participate in the Products Supplemental Retirement Income Plan (the "SRIP") and will receive additional credited service thereunder in accordance with Annex A hereto. The Executive will provide Products with a copy of the supplemental employee retirement plan from his former employer (the "Forfeited SRIP"). If the annual income target expressed as a percentage of total annual compensation under the SRIP is less than the comparable percentage under the Forfeited SRIP for any given years of service, the percentage of total annual compensation applicable to the Executive under the SRIP will be adjusted upwards to match that under the Forfeited SRIP; provided, however, that such upward adjustment shall not exceed five percentage points. Except as expressly modified in this Agreement and in Annex A hereto, the terms of the SRIP shall apply to the Executive.

      4.2 OTHER BENEFITS AND PERQUISITES. The Executive shall be entitled during his period of employment hereunder to participate in such pension and benefit plans and to such perquisites as are generally made available to executives of the Company, subject to the terms of such plans and this Agreement, including the benefits and perquisites described on Annex A hereto. No payments made or awards granted to the Executive under this Agreement, other than the base salary provided for in Section 3.1, shall be treated as "compensation" for any purpose under any benefit plan of the Company or any of its subsidiaries in which the Executive participates, except as otherwise expressly provided in such plan.

      5. EXPENSES. Products shall reimburse the Executive for all reasonable business expenses reasonably incurred by the Executive in connection with the performance of his duties hereunder and for temporary living expenses for up to three months, provided that the Executive furnishes to Products adequate records or other evidence respecting such expenditures in accordance with Products' policy.

      6.       TERMINATION OF EMPLOYMENT

      6.1 GOOD REASON; VOLUNTARY TERMINATION. The Executive may terminate his employment with Products at any time upon one month's prior notice for Good Reason. As used herein, the term "Good Reason" means a demotion in the Executive's position or a significant reduction in his responsibilities (other than as a result of a sale or other disposition of assets of the Company). In the event the Executive terminates his employment with Products for Good Reason, such termination shall be deemed a termination of Executive's employment by Products without Cause for purposes of Section 6.2(b). In the event the Executive terminates his employment with Products without Good Reason, such termination (unless it occurs within six months following a Change of Control) shall be considered a breach of this Agreement and (i) as liquidated damages, the Executive shall forfeit his rights to any unpaid portion of the Signing Bonus and (ii) Products shall pay the Executive his unpaid base salary under
Section 3.1 accrued to the date on which his employment terminates (the "Termination Date") and the amount of any earned but unpaid bonus under Section 3.2.

      6.2      INVOLUNTARY TERMINATION.

               (a) The Executive's employment with Products shall automatically terminate upon the Executive's death or, unless the Board of Directors of the Company in its sole discretion shall otherwise elect, at the end of any consecutive three-month period during which the Executive is physically or mentally disabled (measured from the first date on which the Executive is absent from work due to such disability to the same date in the third succeeding calendar month, or, if there is no such date or such date is not a business day, the next succeeding business day) or at the end of such shorter periods aggregating three months in any twelve month period during which the Executive is physically or mentally disabled. In the event the Executive's employment with Products is terminated due to the Executive's death or physical or mental disability, (i) Products shall pay to the Executive or, if applicable, his estate or legal representative (or other beneficiary designated in writing by the Executive) (A) any unpaid portion of the Signing Bonus, (B) any earned but unpaid bonus under Section 3.2, (C) any unpaid base salary under Section 3.1 accrued to the Termination Date, (D) an amount equal to one times his base salary in effect on the Termination Date, and
(E) a ratable portion of the annual bonus that the Executive would have earned, based on actual performance results, for the current fiscal year; (ii) one year after the Termination Date, Section 3.6 shall become inapplicable; and (iii) with regard to any portion of the options granted to the Executive pursuant to
Section 3.4 that, but for such termination of employment, would have become vested and immediately exercisable (subject to the shareholder approval referred to in Section 3.4) on the next anniversary of the Commencement Date, a ratable part of such option portion shall become vested and immediately exercisable based upon the period of service that has elapsed since the immediately preceding anniversary of the Commencement Date, or, in the absence of such anniversary, the Commencement Date.

               (b) Products may at any time without advance notice terminate the Executive's employment with Products without Cause (as hereinafter defined). In the event Products terminates the Executive's employment hereunder without Cause prior to the expiration of the term of employment under Section 1, (i) Products shall be obligated to pay the Executive his base salary in effect on the Termination Date for a two-year period following the Termination Date plus (A) if such termination occurs during fiscal 1999, two times $575,000, (B) if such termination occurs during fiscal 2000, two times the average of (1) the Target Bonus for fiscal year 2000, and (2) the greater of $575,000 and the actual bonus for fiscal 1999, and (C) for fiscal 2001 and thereafter, two times the average of the Target Bonus for the current fiscal year and the Executive's actual bonus for the most recently completed fiscal year; (ii) any unpaid portion of the Signing Bonus shall be paid immediately; (iii) any options granted to the Executive pursuant to Section 3.4 shall become 100% vested and immediately exercisable, subject to the shareholder approval referred to in Section 3.4;
(iv) the Company shall be obligated to pay a pro rata portion of $575,000 or the Target Bonus for the current fiscal year; (v) the Executive shall be immediately and fully vested in all benefits under the SRIP; and (vi) one year after the Termination Date, Section 3.6 shall become inapplicable. The amount due to the Executive pursuant to paragraph (b)(i) shall be paid, at the sole discretion of the

Compensation Board at the Termination Date, either in a lump sum or on a periodic basis in accordance with normal pay practice, but in no event over a period in excess of one year. If the Executive terminates his employment within six months following a Change of Control, such termination shall be deemed a termination without Cause for the purposes of this Section 6.2(b).

               (c) Products may at any time without notice terminate the Executive's employment with Products for Cause. In the event the Executive's employment with Products is terminated for Cause, the Executive shall receive the same amount that would be payable under Section 6.1 if the Executive had terminated without Good Reason

               (d) As used herein, the term "Cause" means (i) fraud or misappropriation with respect to the business of the Company or any of its subsidiaries or intentional damage to the property or business of the Company or any of its subsidiaries, (ii) failure by the Executive to work in his capacity as Chief Executive Officer and Chairman of the Board of the Company on a full-time basis at the headquarters of the Company (or such other locations as may from time to time be appropriate), (iii) malfeasance or misfeasance or breach of fiduciary duty or representation to the Company, its subsidiaries or its stockholders, (iv) willful failure to act in accordance with any specific lawful instructions of a majority of the Board of Directors of the Company, (v) conviction of the Executive of a felony or a crime involving moral turpitude or
(vi) inaccuracy or breach of the Executive's representations and covenants set forth in Section 7 hereof.

      7.       REPRESENTATIONS AND COVENANTS OF THE EXECUTIVE.

      7.1 NO VIOLATION. The Executive represents and warrants that he has not disclosed and will not disclose any confidential information or trade secrets concerning his former employer to the Company or its subsidiaries or any directors or officers thereof, and that he can perform his duties for the Company and Products without disclosing or using any such confidential information or trade secrets. Executive covenants and agrees that he will not use any confidential information or trade secrets concerning any former employer or its subsidiary in violation of any obligations to such former employer during the term of his employment with Products.

      7.2 NO CONFLICTS. The Executive represents and warrants that the terms of this Agreement do not conflict with any other agreement, written or oral, to which the Executive is a party or by which the Executive is bound, including, without limitation, any noncompetition agreement for the benefit of any former employer.

      7.3 CONDUCT. The Executive will at all times refrain from taking any action or making any statements, written or oral, which are intended to or do disparage the goodwill or reputation of the Company or any of its subsidiaries or affiliates or any directors or officers thereof or which could adversely affect the morale of employees of the Company and its affiliates.

      7.4 PERFORMANCE OF DUTIES. The Executive agrees that during the term of his employment under this Agreement and the Additional Term (as defined below), the Executive shall not compete with the Company or its subsidiaries in any way whatsoever. Without limiting the generality of the foregoing, the Executive shall not, during the term of his employment under this Agreement and during the Additional Term, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or furnish any capital to, or be connected in any manner with or provide any services as a consultant for any business which competes with the business of the Company or its subsidiaries as such business may be conducted from time to time; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to preclude the Executive from owning not more than 2% of the publicly traded securities of any entity which is in competition with the business of the Company or its subsidiaries. The "Additional Term" shall mean a period of one year after the Termination Date.

      7.5 COMPANY INFORMATION. The Executive agrees that so long as he is employed by Products and following any termination of this employment the Executive will keep confidential all confidential information and trade secrets of the Company or any of its subsidiaries or affiliates and will not disclose such information to any person without the prior approval of the Board of Directors of the Company or use such information for any purpose other than in the course of fulfilling his duties of employment with Products pursuant to this Agreement. It is understood that for purposes of this Agreement the term "confidential information" is to be construed broadly to include all material nonpublic or proprietary information. Upon the termination of this Agreement, or the earlier request of Products, the Executive shall return any documents, records, data, books or materials of the Company or its subsidiaries or affiliates in his possession or control and any of his workpapers containing confidential information or trade secrets of the Company or its subsidiaries or affiliates.

      7.6 COOPERATION. The Executive shall promptly notify Products of any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), in which he may be involved, whether as an actual or potential party or witness or otherwise, or with respect to which he may receive requests for information, by reason of his future, present or past association with the Company or any of its subsidiaries or affiliates. The Executive shall cooperate fully with the Company and its subsidiaries and affiliates in connection with any Proceeding at no expense to the Company or any of its subsidiaries or affiliates other than the reimbursement of the Executive's reasonable out-of-pocket expenses. The Executive shall not disclose any confidential or privileged information in connection with any Proceeding without the consent of Products and shall give prompt notice to Products of any request therefor, except as required by law, or by the order of any court of competent jurisdiction or any governmental agency or instrumentality.

      7.7 COMPLIANCE WITH POLICIES. During his employment hereunder, the Executive shall comply with all insider trading and other policies of the Company and its subsidiaries and all applicable laws. The Executive may hold positions with or serve on the boards of directors of unaffiliated corporations only if the Board of Directors of the Company consents.

      8. RELEASE. Notwithstanding anything to the contrary contained herein, Products shall not be obligated to pay the Executive any amount pursuant to
Section 6.1 in the event Executive terminates his employment for Good Reason or any amount pursuant to Section 6.2(b) hereof and any options held by Executive shall not be exercisable after the termination of the

Executive's employment hereunder unless the Executive executes and delivers to Products a release, dated the date of his termination of employment, to the effect that: for good and valuable consideration, the Executive unconditionally releases and covenants not to sue the Company and its subsidiaries and affiliates and directors, officers, employees and stockholders thereof, from any and all claims, liabilities and obligation of any nature pertaining to termination of employment other than those explicitly provided for by this Agreement including, without limitation, any claims arising out of alleged legal restrictions on Products' rights to terminate its employees, such as any implied contract of employment or termination contrary to public policy or to laws prohibiting discrimination (including, without limitation, the Age Discrimination in Employment Act); and containing such other provisions as the Company may request to effect the purposes of the foregoing release.

      9. GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of New York, regardless of the laws that might be applied under applicable principles of conflicts of laws. Each of the parties hereby waives any right such party may have to a trial by jury. The parties hereto agree that the language of this Agreement shall be construed neutrally and not strictly for or against either of the parties.

      10. ENTIRE AGREEMENT AND SURVIVORSHIP. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the matters referred to herein and supersedes all prior agreements and understandings between the parties hereto or their affiliates with respect to the matters referred to herein. The representations, warranties and covenants of the Executive contained in all parts of Section 7, and the release provided for in Section 8, shall survive expiration or termination of this Agreement by either party.

      11. NOTICE. Any written notice required to be given by one party to the other party hereunder shall be deemed effective if mailed by certified or registered mail:

               To the Company:  c/o Blackstone Capital Partners L.P.
                                    345 Park Avenue
                                    New York, NY  10154
                                    Attention:  David A. Stockman

                                    Wasserstein Perella & Company., Inc.
                                    31 West 52nd Street
                                    New York, NY 10019
                                    Attention:  Dr. Bruce R. Barnes

               To the Executive:    Thomas E. Evans
                                    1275 Arbor Lane
                                    Lake Forest, Illinois  60045

or such other address as may be stated in notice given under this Section 11.

      12. SEVERABILITY. The invalidity, illegality or enforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement or such provision in any other jurisdiction, it being the intent of the parties hereto that all rights and obligations of the parties hereto under this Agreement shall be enforceable to the fullest extent permitted by law. Without limiting the foregoing, the covenants of the Executive set forth in Sections 7.4 and 7.5, respectively, constitute agreements independent of any other provisions of this Agreement and the Executive acknowledges that his failure to comply with the provisions of Sections 7.4 and 7.5 will result in irreparable and continuing damage for which there will be no adequate remedy at law and that, in the event of a failure of the Executive so to comply, Products shall be entitled, without the necessity of proving actual damages or securing or posting any bond, to injunctive relief in addition to all other remedies which may otherwise be available to Products and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of Sections 7.4 and 7.5. If any covenants contained in Section 7.4 shall be deemed to be invalid, illegal or unenforceable as written by reason of the extent, duration or geographical scope thereof, or otherwise, the determining body or authority making such determination shall be empowered to reduce such covenants so as to be enforceable to the greatest extent possible and, as so reduced, such covenants shall then be deemed to be rewritten and enforced as reduced.

      13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their personal representatives, and, in the case of the Company and Products, their successors and assigns, and Sections
3.7 and 8 shall also inure to the benefit of the other persons and entities identified therein. Except as otherwise expressly provided herein, the Executive shall not, without the prior written consent of Products, transfer, assign, convey, pledge or encumber this Agreement or any interest under this Agreement. The Executive understands that pursuant to loan agreements to which the Company is a party, the business of the Company is restricted to ownership of stock and certain other limited activities and accordingly the obligations of the Company under this Agreement will be carried out by Products. The Executive understands that the assignment of this Agreement or any benefits hereof or obligations hereunder by the Company to any significant subsidiary, or to any purchaser of all or a substantial portion of the assets of the Company, and the employment of the Executive by such subsidiary or by any such purchaser or by any successor of the Company in a merger or consolidation, shall not be deemed a termination of the Executive's employment for purposes of Section 6.2 or otherwise.

        14. AMENDMENT. This Agreement may be amended or canceled only by an instrument in writing duly executed and delivered by each party to this Agreement.

        15. HEADINGS. Headings contained in this Agreement are for convenience only and shall not limit this Agreement or affect the interpretation thereof.

        16. MISCELLANEOUS. In executing this Agreement, the Executive has not relied upon any statement, representation or promise, whether written or oral, of the Company or any of its subsidiaries or affiliates, or of any representative or attorney for the Company or any of its subsidiaries or affiliates, except for statements expressly set forth in this Agreement.

        17. EFFECTIVE DATE OF AGREEMENT. This Agreement shall be effective as of the date hereof.

        18. REIMBURSEMENT OF LEGAL FEES. Products shall reimburse the Executive for half of the reasonable legal fees incurred by him in connection with his review and negotiation of this Agreement, provided that such reimbursement does not exceed $5,000.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                                   /s/ Thomas E. Evans
                                                   -----------------------------
                                                   Thomas E. Evans


                                                   COLLINS & AIKMAN CORPORATION



                                                   By: /s/ Bruce Barnes
                                                   -----------------------------
                                                       Bruce Barnes


                                                   By: /s/ David A. Stockman
                                                   -----------------------------
                                                       David A. Stockman

                                                   COLLINS & AIKMAN PRODUCTS
                                                   CO.



                                                   By: /s/ Bruce Barnes
                                                   -----------------------------
                                                       Bruce Barnes


                                                   By: /s/ David A. Stockman
                                                   -----------------------------
                                                       David A. Stockman

                                     Annex A


Executive Benefits

Supplemental Retirement Income Plan (SRIP) - The Executive is eligible for a supplemental retirement income benefit which provides 25.7 to 60% of Total Annual Compensation (Base Salary and average of final three years bonus). The supplemental retirement benefit is offset by any payments from profit sharing, social security, Pension Account Plan or any of the Excess Pension Benefit Plans.

The Executive will be credited with past service accrued under the Tenneco Executive Retirement Plan which will provide a Benefit Accrual amount of 31.2% on the first day of employment under the SRIP. All benefits accrued after the Commencement Date will be according to the Plan Schedule shown in Attachment A. Additionally, subject to Sections 3.5 and 6.2(b) of the Agreement, the Executive will be immediately and fully vested in all SRIP benefits on the third anniversary of the Commencement Date.

Executive Medical Reimbursement Plan - The Executive is provided up to $3,500 per year to pay for any expenses not normally covered under the Company Medical/Dental Plans. For example, any deductibles or co-insurance not covered under the Plan.

Executive Life Insurance Plan - The Executive is provided a group-term life insurance benefit equal to 3 1/2 times the annual salary.

Executive Retiree Medical Plan - The Executive and their spouse are provided a lifetime benefit of up to $1,000,000 under the Company Medical Plan. Executive must be vested under the terms of Supplemental Retirement Income Plan for eligibility under the Retiree Medical Plan.

Executive Retiree Life Insurance Plan - The Executive is provided a retiree life insurance benefit equal to one times the annual salary in effect at retirement. Executive must be vested under the terms of the Supplemental Retirement Income Plan for eligibility under the Retiree Life Insurance Plan.

Executive Perquisites

Club Membership - Executive is provided a membership to a country club including reasonable reimbursement of the initiation fee, and monthly dues and ongoing assessments.

Luncheon Club - Executive is provided a membership to a luncheon club including reimbursement of the initiation fee, and monthly dues and ongoing assessments.

Company Automobile - Executive is provided a company automobile with a value of $38,000 to $42,000. Some discretion is allowed regarding the value and model of the automobile for the

Executive within the current Policy. The annualized imputed value for personal use of the Executive's Company automobile will be grossed-up in accordance with C&A Policy.

Company Plane - Executive will be entitled to personal use of the Company plane. The annualized imputed value for such personal use will be grossed-up in accordance with C&A Policy, but such gross-up allowance will not exceed $25,000 per year.

Benefits

Group Medical -
      Blue Cross/Blue Shield Traditional Medical Plan - Provides up to 80% reimbursement after satisfaction of a $200 individual or $400 family deductible. The Plan has an annual out-of-pocket maximum of $1,000 per individual or $2,000 per family. Employees are required to make a contribution for coverage.

      Blue Cross/Blue Shield Managed Care Plan - Provides access to a Preferred Provider Organization (PPO) and up to 100% reimbursement for office visits with a $15 co-payment. Other services are reimbursed at 80% after satisfaction of a $200 individual or $400 family deductible. The Plan has an annual out-of-pocket maximum of $1,000 per individual or $2,000 per family. Employees are required to make a contribution for coverage.

      Blue Cross/Blue Shield Health Maintenance Organization (HMO) - Provides access to the Blue Cross/Blue Shield HMO which generally provides 100% reimbursement along with a $10 co-payment for office visits. Employees are required to make a contribution for coverage.

Group Dental -
      Basic Dental Plan - Provides 50% or 100% reimbursement based upon the class of service up to $750 per year. There is no deductible required for any class of service and orthodontia benefits are not available. Employees are required to make a contribution for coverage.

      Optional Dental Plan - Provides 50%, 80% or 100% reimbursement based upon the class of service up to $1,000 per year. There is a $50 annual deductible per covered individual for Basic and Major Services. Orthodontia coverage is provided after a $50 deductible up to a $1,000 maximum benefit. Employees are required to make a contribution for coverage.

Group Vision - Provides a maximum calendar year benefit of $50 to $250 based upon the type of expense incurred. Employees are required to make a contribution for coverage.

Basic Accidental Death & Dismemberment Insurance - Employees are provided 1 1/2 times the annual salary in the event of an accident that results in a loss of life.

Optional Term Life Insurance - Employees are eligible to purchase from one to five times their annual salary and the cost is based upon their age and amount of insurance elected.

Optional Family Term Life Insurance - Employees are eligible to purchase family term life insurance in the amount of $5,000 for the spouse and $1,500 for each covered child.

Optional Family Accidental Death & Dismemberment Insurance - Employees are eligible to purchase 50% of the employees optional AD&D coverage for the spouse and 10% of the employee's optional AD&D coverage for each covered child.

Optional Accidental Death & Dismemberment Insurance - Employees are eligible to purchase from one to three times their annual salary up to $500,000 and the cost is based upon the amount of insurance elected.

Business Travel Accident Insurance - Employees are provided a benefit of three times the annual salary up to $1,250,000 in the event of accidental death while traveling on Company business.

Short-term Disability Insurance - Employees are eligible for up to 90 days of full pay in a 12 month period in the event of illness or injury. This coverage is provided at no cost to the employee.

Long-term Disability Insurance - Employees are eligible to purchase coverage that will provide a benefit of 66_% of their monthly salary up to $11,111 in the event of disability.
Employee is required to pay $.25 per $100 of coverage per month.

Retirement Income Security Plan

Pension Account Plan - The Company provides a Cash Balance Pension Plan which provides monthly pay credits of 2.5% to 10% of pay based upon age and/or service subject to certain social security offsets. Additionally, employee will earn interest credits from 5% to 12% of the account balance and all Company contributions are subject to five-year cliff vesting.

Shadow Retirement Income Plan - The Company provides a Shadow Pension Account Plan that will provide eligible participants subject to various Internal Revenue Service earnings limitations an opportunity to continue accrual of Pension Plan benefits. Company contributions are subject to five-year cliff vesting.

Savings Account Plan - Effective July 1, 1999 Collins & Aikman will introduce a new Company Match of $.70/$1 for the first 3% of compensation and $.50/$1 for the next 3% of compensation. Employees will have access to eight Mutual Funds provided by J.P. Morgan/American Century, Collins & Aikman stock and an individual brokerage account window.
All Company contributions are subject to five-year cliff vesting.

Shadow Savings Account Plan - Employees can elect to contribute to the Shadow Savings Account Plan in the event the Internal Revenue Service $10,000 limit or any other taxing/testing limits are reached. Employees will continue to receive the Company Match on contributions to the Shadow Savings Account Plan. For vesting purposes only, Executive will receive service credit for the period commencing June 1, 1995, and ending on the Commencement Date.

Additional Benefits such as Tuition Reimbursement, Matching Grants, Scholarships and Employee Assistance Plan are provided.

                                                                    Attachment A



                              Supplemental Retirement Income Plan
                                        Benefit Accrual

               ==================== ============================================

                Years of Service           % of Participating Employee's
                                             Total Annual Compensation
               ==================== ============================================

                        1                              25.7%
                        2                              27.6
                        3                              29.4
                        4                              31.2
                        5                              33

                        6                              34.8
                        7                              36.6
                        8                              38.4
                        9                              40.2
                       10                              42

                       11                              43.8
                       12                              45.6
                       13                              47.4
                       14                              49.2
                       15                              51

                       16                              52.8
                       17                              54.6
                       18                              56.4
                       19                              58.2
                   20 or more                          60
               -------------------- -------------------------------------------